Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 2-89801, No. 33-28490, No. 33-33693, No. 33-60787, No. 33-65656, No. 333-48247, No. 333-39811, No. 333-58833, No. 33-82205, No. 333-48750, No. 333-58026, No. 333-105726, No. 333-134897, No. 333-118351 and No. 333-169318 on Form S-8 of our report dated March 31, 2011, relating to the consolidated financial statements of Williams-Sonoma, Inc. and subsidiaries, and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Williams-Sonoma, Inc. for the year ended January 30, 2011.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California
March 31, 2011